Exhibit 5.1

The Chrysler Building

405 Lexington Avenue, 26th Floor

New York, New York 10174

Telephone (212) 907-6457

www.gracinmarlow.com

January 5, 2022

The Board of Directors

Aravive, Inc.

River Oaks Tower

3730 Kirby Drive, Suite 1200

Houston, Texas 77098

Ladies and Gentlemen:

We have acted as counsel to Aravive, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-3 (as amended or supplemented from time to time, the “Registration Statement”), as filed with the U.S. Securities and Exchange Commission (the “Commission”) on the date hereof relating to the registration for resale, under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”), of an aggregate of 4,545,455 shares of the Company’s common stock, par value $0.0001 per share (the “Warrant Shares”), issuable upon exercise of that certain outstanding Pre-Funded Warrant issued to the selling stockholder named in the Registration Statement on January 5, 2022 (the “Pre-Funded Warrant”). The Pre-Funded Warrant was issued and sold pursuant to that certain investment agreement (the “Investment Agreement”), dated January 3, 2022, by and among the Company, Eshelman Ventures, LLC, a North Carolina limited liability company, and, solely for purposes of Article IV and Article V of the Investment Agreement, Fredric N. Eshelman, Pharm.D.

As counsel to the Company, we have examined the Registration Statement, the Pre-Funded Warrant, the Investment Agreement and the originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the filing of the Registration Statement as it relates to the Warrant Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

We have assumed that, at or prior to the time of the delivery of any of the Warrant Shares, there will not have occurred any change in the law or the facts affecting the validity of the Warrant Shares.

Based upon and subject to the foregoing, we are of the opinion that the Warrant Shares have been duly and validly authorized, and when issued, sold and paid for upon exercise of the Pre-Funded Warrant in accordance with the terms of the Pre-Funded Warrant and in the manner contemplated by the Registration Statement, will be validly issued, fully paid, and nonassessable.

Aravive, Inc.

January 5, 2022

We express no opinion as to matters governed by any laws other than the General Corporation Law of the State of Delaware (including all related provisions of the Delaware Constitution and all reported judicial decisions interpreting the General Corporation Law of the State of Delaware and the Delaware Constitution) and the federal laws of the United States of America, as in effect on the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Gracin & Marlow, LLP

GRACIN & MARLOW, LLP